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                                                                    Exhibit 99.1



                                                    July 28, 1998



Mr. Alan J. Noia
Chairman, President and Chief Executive Officer
Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, MD    21740-1766

Dear Al:

     Having reviewed the PaPUC's orders regarding the proposed merger and associated restructuring plans, DQE's Board of Directors today determined that the findings contained therein will result in a failure of the conditions to DQE's obligation to consummate the merger. Specifically, the findings constitute a material adverse effect under the Agreement and Plan of Merger. Under the merger agreement, DQE is not required to consummate the merger under these circumstances and we do not intend to do so.

     The PaPUC order on West Penn's restructuring plan disallows approximately $1 billion in stranded costs. $830 million of that amount relates to the administrative determination of market value adopted by the PaPUC. Allegheny has testified that this disallowance will cause severe financial harm.

     Duquesne's restructuring plan, by contrast, permits recovery of all but $140 million of Duquesne's stranded costs. The positive results associated with this plan are due to the PaPUC's acceptance of divestiture as the means for determining Duquesne's generation-related stranded costs. All customer representatives, including the City of Pittsburgh, the Office of Consumer Advocate, the Industrial Intervenors, and the PaPUC Trial Staff, strongly supported this proposal as the fairest method for determining and mitigating stranded costs.

     In April 1997, when DQE and Allegheny entered into the merger agreement, Pennsylvania had recently adopted the Customer Choice Act, which required both Duquesne and West Penn to file restructuring plans to recover their stranded costs. The merger agreement provided for the possibility that the PaPUC orders could adversely affect one company such that the other would not be obligated to close the transaction. That, unfortunately, has now occurred. DQE cannot, under these circumstances, proceed with the transaction.
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Mr. Alan J. Noia
July 28, 1998
Page 2


     It also is relevant that, in addition to the disallowances incurred by West Penn, Duquesne would incur an additional $370 million disallowance if the merger were to be consummated. Together, the stranded cost disallowances applicable to the merged company under the merger restructuring plan would total $1.5 billion. Of that amount, $1.2 billion would represent the disallowances associated with the PaPUC's administrative determination of stranded costs ($830 million for West Penn; $370 million for Duquesne).

     DQE also does not accept the market power mitigation conditions contained in the PaPUC's July 23, 1998 order on reconsideration. The conditions institute another trial at the PaPUC on market power in January 2000. The PaPUC will have the authority, at the conclusion of the trial, to order 2500 MW of divestiture and to exercise authority over which plants are sold and which purchasers are eligible to bid on them. This is particularly troublesome given that, once the plants are sold, there is no provision for adjusting the companies' stranded cost recovery, including for generation synergies foregone as a result of the divestiture. Both companies have previously stated that a merger approval containing such an open-ended condition would be unacceptable.

     In consideration of the foregoing, DQE's Board of Directors has concluded that it cannot, consistent with its fiduciary duty to shareholders, consummate the merger under these circumstances.

     Having now received final PaPUC orders, DQE believes that it currently has the right to terminate the agreement unilaterally on several grounds. However, in view of the considerable efforts that both companies have spent on this project, and out of respect for you and Allegheny's Board of Directors, we invite Allegheny to join with us in promptly agreeing to a termination by mutual consent. Such a mutual termination would permit both companies to return to business in the ordinary course and devote their full attention to a timely implementation of retail choice in Pennsylvania while avoiding the distractions that could be associated with a unilateral termination. In the event, however, that Allegheny is not willing to consider such a termination by mutual consent, please be advised that DQE will exercise its right to terminate the agreement unilaterally not later than the October 5, 1998 date set forth in Section 8.2 if circumstances do not change sufficiently to remedy the adverse effects described above.

     Consistent with its obligations under the securities laws, DQE will disclose this letter publicly.

                                            Sincerely,

                                            /s/ David